Exhibit 5.1

March 7, 2024

Planet 13 Holdings Inc.

2548 West Desert Inn Road, Suite 100

Las Vegas, Nevada 89109

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Planet 13 Holdings Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale of up to 21,562,500 shares of the Company’s common stock, no par value (the “Common Stock”, such shares of Common Stock, the “Shares”), including 2,812,500 Shares that may be issued and sold upon the exercise of an over-allotment option, and 21,562,500 warrants (the “Warrants”), each warrant representing the right to purchase one share of Common Stock (such shares, the “Warrant Shares” and collectively with the Shares and the Warrants, the “Securities”), and the issuance of the Warrant Shares upon exercise of the Warrants. The Securities have been registered pursuant to the Registration Statement on Form S-3 (File No. 333-274829) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on October 2, 2023 and declared effective by the Commission on October 17, 2023 (the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus contained within the Registration Statement (the “Prospectus”) or any supplements to the Prospectus.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus and the prospectus supplement thereto dated March 5, 2024 relating to the offering of the Securities (the “Prospectus Supplement”), (ii) the Company’s Articles of Incorporation and Bylaws as currently in effect, (iii) the Underwriting Agreement, dated March 5, 2024, by and between the Company and Canaccord Genuity LLC, as representative of the several underwriters named therein (the “Underwriting Agreement”); (iv) resolutions of the board of directors of the Company (the “Board”) and a committee of the Board, in each case, relating to the issuance of the Securities; (v) the Warrant Agency Agreement between the Company and Odyssey Transfer and Trust Company, as warrant agent, dated March 7, 2024 (the “Warrant Agreement”); (vi) the Warrants; and (vii) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Based upon the foregoing and subject to the limitations, assumptions, exceptions and qualifications expressed herein, it is our opinion that, as of the date hereof, with respect to each of the matters set forth in Paragraphs 1 through 4 below:

1.

The Shares have been duly authorized by all necessary corporate action of the Company and upon issuance, delivery and payment therefor in the manner contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

2.	The Warrant Agreement has been duly authorized by all necessary corporate action of the Company and executed by the Company.

3.	The Warrants have been duly authorized by all necessary corporate action of the Company and executed by the Company.

Planet 13 Holdings Inc. - Registration Statement on Form S-3

March 7, 2024

4.

The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Warrant Agreement, the Warrant Shares will be validly issued, fully paid and nonassessable.

With your consent, we have assumed (i) that each of the Underwriting Agreement, the Warrant Agreement and the Warrants (collectively, the “Documents”) constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, (iii) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities, (iv) the genuineness and authenticity of all signatures on original documents, (v) the genuineness and authenticity of all documents submitted to us as originals, (vi) the conformity to originals of all documents submitted to us as copies, (vii) the accuracy, completeness and authenticity of certificates of public officials, and (viii) the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Our opinion herein is expressed solely with respect to the laws of the State of Nevada and the federal laws of the United States.

This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus Supplement thereto related to the offering of the Securities and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed on March 7, 2024 by the Company and incorporated by reference in the Registration Statement and to the reference to our firm’s name under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Holley Driggs, Ltd. Holley Driggs, Ltd.